Exhibit 99.2

Board of Directors of B&G Foods Authorizes

Stock Repurchase Program

PARSIPPANY, N.J., March 13, 2018 — B&G Foods, Inc. (NYSE: BGS) announced today that its Board of Directors has authorized a stock repurchase program for the repurchase of up to $50.0 million of the Company’s common stock through March 15, 2019.  Under the authorization, the Company may purchase shares of common stock from time to time in the open market or in privately negotiated transactions in compliance with the applicable rules and regulations of the Securities and Exchange Commission.

“We continue to believe that returning cash to our shareholders through strong dividends and share repurchases is a key component of B&G Foods’ total return to our shareholders,” stated Robert C. Cantwell, President and Chief Executive Officer, of B&G Foods.  “The Board’s actions today reflect continued confidence in the strength of our business and our ability to continue generating strong cash flows.  We also remain committed to our acquisition strategy and continue to pursue accretive acquisitions when opportunities arise.”

The timing and amount of stock repurchases under the program, if any, will be at the discretion of management, and will depend on available cash, market conditions and other considerations.  Therefore, there can be no assurance as to the number or aggregate dollar amount of shares, if any, that will be repurchased under the repurchase program.  The Company may discontinue the program at any time.  Any shares repurchased pursuant to the repurchase program will be cancelled.  The Company currently has 66,592,001 shares of common stock outstanding.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature, B&G, B&M, Cream of Wheat, Green Giant, Las Palmas, Le Sueur, Mama Mary’s, Maple Grove Farms, Mrs. Dash, New York Style, Ortega, Pirate’s Booty, Polaner, SnackWell’s, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214